Arcturus Therapeutics Announces Second Quarter 2026 Financial Results and Pipeline Progress

ARCT-032 (CF) Phase 2 study enrollment remains on schedule; the decision to proceed into Phase 3 expected Q4 2026

ARCT-810 (OTC Deficiency) Phase 2 study enrollment and dosing completed; data and regulatory plan to be communicated Q3 2026

Arcturus regains global rights to KOSTAIVE® and infectious disease portfolio; receives $12 million in cash and $16 million in released liabilities and R&D credits

Investor conference call at 4:30 p.m. ET today

SAN DIEGO--(BUSINESS WIRE) -- August 6, 2026 -- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics, today announced its financial results for the quarter ended June 30, 2026, and provided corporate updates.

“We are encouraged by the continued progress of our ARCT-032 Phase 2 cystic fibrosis study, with active screening and ongoing enrollment across sites in the United States, Israel, and Turkey. With dosing completed of all subjects in our ARCT-810 Phase 2 OTC deficiency study, we look forward to sharing the data and regulatory plan later this quarter,” said Joseph Payne, President & CEO of Arcturus. "We are also pleased to regain strategic control of KOSTAIVE® and our infectious disease vaccine portfolio, enhancing our ability to increase the value of our validated sa-mRNA vaccine platform."

Recent Corporate Highlights

•	ARCT-032, an inhaled mRNA therapeutic candidate for cystic fibrosis, continues to advance in an open-label Phase 2 study in people with Class I CF mutations. Cohort 4 is evaluating 10 mg daily dosing, via inhalation, over 12 weeks and monitoring safety and evidence of early clinical benefit, including pulmonary function measures such as ppFEV1 and lung clearance index (LCI), quality-of-life measures, and high-resolution computed tomography (HRCT) imaging. Enrollment is advancing as expected, with active screening and enrollment in the U.S., Israel, and Turkey. Israel and Turkey are geographies with a high prevalence of individuals with Class I/null CF mutations, supporting recruitment efforts in the ongoing study. The decision to advance ARCT-032 into Phase 3 is expected in Q4 2026, triggering significant resources and support from Thermo Fisher.
•	Arcturus announced a strategic collaboration with Thermo Fisher Scientific to advance ARCT-032 for cystic fibrosis. Thermo Fisher will provide Phase 3 manufacturing, clinical research, and related services. If Phase 2 yields positive results, Arcturus expects to conduct its Phase 3 program through Thermo Fisher’s PPD™ clinical research business. Subject to regulatory approval of ARCT-032, Thermo Fisher will receive exclusive commercial manufacturing rights under a separate commercial agreement.
•	ARCT-810, an mRNA therapeutic candidate for OTC deficiency, has completed enrollment of the ongoing Phase 2 study, and all enrolled subjects have completed study drug dosing. The Company continues to evaluate supplementary data to inform regulatory discussions and preparation for an End-of-Phase 2 meeting regarding the path forward across adult and pediatric development. Data and the regulatory plan for this program is expected to be communicated later this quarter.

•	Arcturus and CSL Seqirus have concluded their sa-mRNA collaboration through a termination and settlement agreement following a joint review of the partnership. Under the agreement, Arcturus regained global rights to KOSTAIVE® and the broader infectious disease vaccine portfolio, including seasonal influenza, pandemic influenza, RSV, and EBV vaccine programs, subject to existing arrangements with Meiji Seika Pharma for the 2026-2027 season in Japan. The agreement also resolves the arbitration relating to a European regulatory approval milestone payment.
o	Under the agreement, CSL Seqirus will make a one-time cash payment of $12 million to Arcturus. In addition, Arcturus will be released from liabilities associated with an R&D credit with an aggregate value of approximately $16 million.
o	With strategic control of the portfolio returned to Arcturus, the Company intends to evaluate opportunities to maximize its future value, including development, commercialization, and partnering opportunities related to KOSTAIVE®, and the broader infectious disease vaccine portfolio.

“We remain focused on disciplined execution and capital allocation as we advance our rare disease programs,” said Dennis Mulroy, Chief Financial Officer of Arcturus. “The CSL Seqirus termination and settlement agreement strengthens our financial position, and the Thermo Fisher collaboration supports execution of late-stage development for our CF program. We continue to maintain a strong balance sheet and cash runway of over two and a half years through year end 2028, allowing our company to reach important clinical and regulatory milestones for its rare disease pipeline.”

Financial Results for the three months ended June 30, 2026

Cash Position and Balance Sheet

Cash and cash equivalents were $191.5 million as of June 30, 2026, and $230.9 million on December 31, 2025, for a decrease of $39.4 million. The decrease was primarily driven by cash used related to ongoing clinical development activities, including the continued advancement of the Company's ARCT-032 cystic fibrosis and ARCT-810 OTC deficiency programs.

Revenue in conjunction with strategic alliances and collaborations

Revenue was $3.0 million and $5.0 million for the three and six months ended June 30, 2026, respectively, compared with $28.3 million and $57.7 million in the comparable periods last year. The decreases in revenue were primarily attributable to lower revenue recognized under the CSL Seqirus collaboration as the Company progressed toward the termination of the agreement and regaining rights to KOSTAIVE® and its broader infectious disease vaccine portfolio.

Research and development expenses

Research and development expenses were $17.5 million and $39.0 million for the three and six months ended June 30, 2026, respectively, compared with $29.6 million and $64.5 million for the corresponding periods in 2025. The decreases were primarily driven by lower research and development spending including reduced salaries, wages, benefits and facilities costs as the Company continued to advance its highest-priority programs while maintaining a disciplined approach to capital allocation.

General and administrative expenses

General and administrative expenses were $11.0 million and $20.5 million for the three and six months ended June 30, 2026, respectively, compared with $10.3 million and $21.7 million in the comparable periods last year. Overall, general and administrative expenses remained relatively consistent across periods with a slight quarter-to-date increase due to legal fees partly offset by reduced salaries, wages, benefits and facilities costs.

Net loss

Net loss was $23.8 million and $50.7 million for the three and six months ended June 30, 2026, or a net loss per share of $0.84 and $1.79, compared to a net loss of $9.2 million and $23.3 million for the three and six months ended June 30, 2025, or a net loss per share of $0.34 and $0.86.

Earnings Call: Thursday, August 6, 2026 @ 4:30 p.m. ET

•	Domestic: 1-800-347-6865
•	International: 1-203-518-9757
•	Conference ID: ARCTURUS
•	Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1769554&tp_key=96c7f551a6

About Arcturus

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR® mRNA technology (sa-mRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus developed KOSTAIVE®, the first self-amplifying messenger RNA (sa-mRNA) COVID vaccine in the world to be approved. Arcturus' strategic collaborations include Thermo Fisher Scientific for ARCT-032 manufacturing and development, BARDA for pandemic influenza initiatives, and ARCALIS, a Japanese joint venture focused on manufacturing mRNA vaccines and therapeutics. Arcturus’ pipeline includes RNA therapeutic candidates to potentially treat cystic fibrosis (CF) and ornithine transcarbamylase (OTC) deficiency. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA (siRNA), circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus' technologies are covered by its extensive patent portfolio (over 500 patents and patent applications in the U.S., Europe, Japan, China, and other countries). For more information, visit www.ArcturusRx.com. Please connect with us on X and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, future operations, the likelihood of success of the Company’s pipeline (including ARCT-032 and ARCT-810), the likelihood that the Company will continue to advance its rare disease therapeutics portfolio including its inhaled mRNA therapy, the likelihood that the ARCT-032 (CF) Phase 2 study enrollment will remain on schedule, the timing for a decision to proceed into a Phase 3 study for ARCT-032, the communication of a data and regulatory plan for ARCT-810 and timing thereof, the likelihood that the Company will be able to increase the value of its sa-mRNA vaccine platform including likelihood that the Company will develop, commercialize or seek partnership opportunities related to KOSTAIVE and its other infectious disease vaccine programs, the ability of the Company to reach important clinical and regulatory milestones for its rare disease pipeline, the likelihood that clinical data, including interim data, will be predictive of future clinical results, its current cash position and expected cash burn and runway, and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
(in thousands, except par value information)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,483	$230,909
Accounts receivable	1,813	5,564
Prepaid expenses and other current assets	3,865	4,973
Total current assets	197,161	241,446
Property and equipment, net	5,363	6,736
Operating lease right-of-use assets, net	19,758	21,081
Non-current restricted cash	2,028	1,885
Total assets	$224,310	$271,148
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,414	$4,235
Accrued liabilities	22,846	23,898
Deferred revenue	6,276	8,246
Total current liabilities	33,536	36,379
Operating lease liabilities, net of current portion	18,966	20,784
Total liabilities	52,502	57,163
Stockholders’ equity
Common stock, $0.001 par value; 60,000 shares authorized; issued and outstanding shares were 28,423 at June 30, 2026 and 28,414 at December 31, 2025	28	28
Additional paid-in capital	737,119	728,547
Accumulated deficit	(565,339)	(514,590)
Total stockholders’ equity	171,808	213,985
Total liabilities and stockholders’ equity	$224,310	$271,148

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenue:
Collaboration revenue	$880	$24,510	$1,490	$49,987
Grant revenue	2,079	3,791	3,530	7,696
Total revenue	2,959	28,301	5,020	57,683
Operating expenses:
Research and development, net	17,515	29,579	39,042	64,471
General and administrative	10,989	10,338	20,454	21,654
Total operating expenses	28,504	39,917	59,496	86,125
Loss from operations	(25,545)	(11,616)	(54,476)	(28,442)
Finance income, net	1,819	2,567	3,751	5,339
Other expense	(59)	(127)	(24)	(149)
Net loss before income taxes	(23,785)	(9,176)	(50,749)	(23,252)
Provision for income taxes	—	4	—	4
Net loss	$(23,785)	$(9,180)	$(50,749)	$(23,256)
Net loss per share, basic and diluted	$(0.84)	$(0.34)	$(1.79)	$(0.86)
Weighted-average shares outstanding, basic and diluted	28,423	27,129	28,422	27,118
Comprehensive loss:
Net loss	$(23,785)	$(9,180)	$(50,749)	$(23,256)
Comprehensive loss	$(23,785)	$(9,180)	$(50,749)	$(23,256)

Contacts

Arcturus Therapeutics
Public Relations & Investor Relations
Neda Safarzadeh
VP, Head of IR/PR/Marketing
(858) 900-2682
IR@ArcturusRx.com